Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No.: 333-172366

WFRBS COMMERCIAL MORTGAGE TRUST 2011-C5 - PUBLIC NEW ISSUE
$763.8MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS
CO-MANAGERS: CITIGROUP, GOLDMAN, SACHS & CO

OFFERED CERTIFICATES - PUBLIC
CLASS	F/MDYs	SIZE($MM)	WAL(YRS)	C/E	Spread	Coupon	Yield	$Px
A-1	AAA(sf)/Aaa(sf)	66.527	2.45	30.000%	80	1.456	1.4369	99.9992
A-2	AAA(sf)/Aaa(sf)	118.410	4.75	30.000%	130	2.684	2.4500	100.9989
A-3	AAA(sf)/Aaa(sf)	107.908	7.42	30.000%	160	3.526	3.3757	100.9991
A-4	AAA(sf)/Aaa(sf)	470.955	9.72	30.000%	145	3.667	3.5550	100.9920

NON-OFFERED CERTIFICATES - PRIVATE (144A)
A-S	AAA(sf)/Aaa(sf)	85.928	9.81	22.125%	48.4%	14.4%
B	AA(sf)/Aa2(sf)	54.557	9.86	17.125%	51.5%	13.5%
C	A(sf)/A2(sf)	40.918	9.90	13.375%	53.8%	12.9%
D	BBB+(sf)/Baa1(sf)	25.915	9.90	11.000%	55.3%	12.6%
E	BBB-(sf)/Baa3(sf)	49.101	9.92	6.500%	58.1%	12.0%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1.091B
NUMBER OF LOANS:	75
NUMBER OF PROPERTIES:	98
WA CUT-OFF LTV:	63.0%
WA BALLOON LTV:	53.8%
WA U/W DSCR:	1.47x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	5.744%
TOP TEN LOANS %:	57.0%
WA TERM TO MATURITY (MOS):	110
WA AMORTIZATION TERM (MOS):	343
WA SEASONING (MOS):	2

LOAN SELLERS:  RBS (67.9%), WFB (14.0%), BASIS (8.1%), C-III (5.1%), GE (4.9%)

TOP 5 PROPERTY TYPES: RETAIL (46.0%), HOSPITALITY (12.5%), OFFICE (12.0%), MIXED USE (9.0%), SELF STORAGE (7.7%)

TOP 5 STATES:  TX (35.3%), CA (11.1%), NY (9.4%), MI (6.4%), NC (5.0%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
SUBORDINATE CLASS REP:	RIALTO CAPITAL

ANTICIPATED SETTLEMENT:	November 22, 2011

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this communication constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

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This information is prepared for informational purposes only and further distribution is prohibited. Not an offer, recommendation or solicitation to buy or sell, nor an official confirmation of terms. Prices, levels and valuations provided are only indications and subject to change. Wells Fargo Securities does not guarantee the accuracy and makes no express or implied warranties. Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, member NYSE, FINRA, SIPC, and NFA and Wells Fargo Institutional Securities, LLC member FINRA and SIPC.

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